Orban/CRL Corporate Office

7970 S. Kyrene Rd. | Tempe AZ 85284 USA

+1 480.403.8300 | +1 480.403.8301 fax | www.orban.com

Northern California Design Center Group

14798 Wicks Blvd. | San Leandro CA 94577 USA

+1 510.351.3500 | +1 510.351.0500 fax

Orban-Europe GmbH

Businesspark Monreposstr. 55

71634 Ludwigsburg Germany

+49 7141 22 66 0 | +49 7141 22 66 7 | www.orban-europe.com

N E W S R E L E A S E

For Immediate Release

        For further information contact:

David Rusch, 480.403.8322

drusch@orban.com

ORBAN RAMPS UP PRODUCTION TO MEET DEMAND

Workdays Longer, Saturday Shift Added

Tempe, Arizona, April 6th, 2007 – Circuit Research Labs, Inc. (OTCBB: CRLI.OB), parent company of CRL Systems, Inc. dba Orban, in response to a surge of demand from broadcasters and other customers, has increased production of its audio processors and other professional electronics to reduce order backlog and to speed up deliveries to customers.

Beginning mid-March, the company’s production staff began working an additional two hours daily and a Saturday assembly shift was added to the work week. Both changes will remain in effect until production can satisfy demand quickly, which is estimated to be by mid-May. The company has a large backlog of orders totaling approximately $3.0 million dollars, a result of strong bookings and delays brought on by production down-time caused by the company’s moving its corporate offices and manufacturing from San Leandro, California to Tempe, Arizona. Additionally, production has been impacted by difficulty in procuring components that comply with the EU “reduction of hazard substances” (RoHS) directive. This requires that electrical and electronic equipment placed on the EU market after July 1, 2006 contain restricted levels of lead, mercury, cadmium, hexavalent chromium, and brominated flame retardants.

“Our management and sales units are indebted to our production staff. Everyone agreed enthusiastically to the changes,” said C. Jayson “Jay” Brentlinger, Chairman, President and CEO of CRLI. “We are very fortunate to have such a dedicated group of employees.”

The work schedule changes also apply to the company’s final test department, a team that thoroughly tests each product to ensure quality.

The high demand for the company’s products results from the marketplace’s enthusiastic acceptance of new Orban processing products like Optimod 6300 (a “three-in-one” processor for STL protection, digital radio/netcast processing, and talent headphone processing), Optimod-AM 9400 (featuring independent stereo processing for analog AM and digital radio), and Optimod-FM 8500 (Orban's flagship FM processor and the next step beyond Optimod-FM 8400). The 8500 builds on the proven, competitive sound of the 8400 while adding features that make it the ideal choice for FM stations simultaneously transmitting iBiquity's HD Radio®, Eureka 147 (DAB), or a netcast. Orban designed all of the 8500’s circuitry using the latest components and built in enough DSP power to support future improvements like those in the 8500’s upcoming Version 2.0 software.

In 2006, the company consolidated its Orban and CRL production units into a new 36,000 square foot corporate headquarters and manufacturing plant in Tempe, Arizona. Previously, Orban products were manufactured in San Leandro, in the San Francisco Bay Area’s Silicon Valley. The research and development staff, lead by industry icon Bob Orban, remains in San Leandro.

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Circuit Research Labs, Inc. and its subsidiaries is a worldwide leader in audio processing for broadcasting and the Internet. Orban leads the industry in the design and manufacture of audio processors for radio, television and Internet broadcasting. Its websites are www.orban.com and www.crlsystems.com.

Circuit Research Labs, Inc. Forward-Looking Statements
This news release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management's anticipation of future events is based upon assumptions regarding levels of competition, research and development results, raw material markets, the markets in which the company operates, and stability of the regulatory environment. Any of these assumptions could prove inaccurate; and therefore, there can be no assurance that the forward-looking information will prove to be accurate.

About Circuit Research Labs, Inc.
Circuit Research Labs, Inc. is a manufacturer of high-quality digital and analog audio processing, transmission encoding, and noise reduction equipment. Circuit Research Labs, Inc. is in the market for radio, TV and Internet audio processing. As technology evolves, Circuit Research Labs continues to innovate with state-of-the-art audio processing products for DAB, DTV and streaming media. The Company purchased Orban® in May of 2000. Orban was founded in 1970 by Bob Orban, who is the world's foremost expert in transmission audio processing for broadcast. Orban leads the industry in the design and manufacture of audio processors for radio, television and Internet broadcasting. Recognized for its standard-setting Optimod® digital audio processors and the Opticodec® codecs, the Orban name has become synonymous with reliable, high performance products. Today, its versatile audio processing equipment and codecs are the products of choice in fast-paced production environments worldwide.

For more information contact David Rusch at phone +1 (480) 403-8300, fax +1 (480) 403-8301 or e-mail: drusch@orban.com. Information is also available at www.orban.com , www.crlsystems.com  and www.orban-europe.com.

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